                                 EXHIBIT 99.1



NEWS
FOR IMMEDIATE RELEASE
---------------------

Contact:
FINANCIAL RELATIONS BOARD - (212) 661-8030
-------------------------
Kerry Thalheim    Nicole Innarella    Judith Sylk-Siegel
General           Analyst             Media


                          TELESPECTRUM WORLDWIDE INC.

REPORTS FIRST QUARTER RESULTS, NAMES KEITH E. ALESSI CHAIRMAN, VINCENT J. CIAVARDINI PRESIDENT AND CHIEF EXECUTIVE OFFICER


KING OF PRUSSIA, PA-APRIL 24, 2000-TeleSpectrum Worldwide Inc. (NASDAQ: TLSP) today announced results for the first quarter, the three months ended March 31, 2000. Net loss was $3.9 million or 12 cents per share versus net income of $4.7 million or 17 cents per share in the prior year. Revenues for the quarter were $78.7 million, an increase of 64% from the $47.9 million in the prior year's quarter.

"These results were in line with our expectations", said Keith E. Alessi, TeleSpectrum's Chairman." We experienced a very soft January and February in our outbound telemarketing operation as several major accounts were slow in ramping up their year 2000 marketing plans. We have seen these revenues increase in March and April and we have a full book of business projected for May and June. Our Channel Care division continues to make the previously announced investments necessary to grow that business. Finally, these results reflect the ramping up of efforts at the e-Satisfy.com business."

Separately, TeleSpectrum announced that Vincent J. Ciavardini, 44, has been appointed President and Chief Executive Officer of the Company, effective May 1, 2000. He has also been appointed to TeleSpectrum's Board of Directors. Keith
E. Alessi, 45, who is the current President and Chief Executive Officer was named Chairman, replacing Jeffery E. Stiefler who was chairman since the merger with IDRC June 1999. Mr. Stiefler will also continue serving as a director of the company.

                                  (continued)

TELESPECTRUM WORLDWIDE INC. / PAGE 2


Mr. Alessi commented, "I am delighted that Vince is joining our Company. We had previously announced that we were seeking to strengthen our senior management team in order to execute on numerous strategic initiatives. Vince brings the sort of firepower that we were seeking. He has a strong business development track record and extensive experience developing client relationships. Importantly, he also has a clear understanding of how new e-CRM business opportunities will support our growth objectives. Vince and I share a common vision for driving shareholder value, and we look forward to working together to bring it to fruition."

Prior to joining TeleSpectrum, Mr. Ciavardini was President, Chief Operating Officer and Director for PFPC, Inc., a subsidiary of PNC Financial (NYSE: PNC), where he focused on business development, sales and marketing and strategic planning. PFPC, headquartered in Wilmington, Delaware, is a financial services company providing a broad array of financial products and professional services to the global funds marketplace. In this thirteen-year career at PFPC, he held roles of increasing responsibility in customer relationship management, product development, finance and operations. His background also includes experience in auditor positions of increasing responsibilities with Coopers & Lybrand.

THE COMPANY

Headquartered in King of Prussia, Pa., TeleSpectrum Worldwide Inc. is a premier provider of multi-channel customer relationship management (CRM) solutions for Fortune 500 companies in industries including financial services, telecommunications, technology, insurance, utilities, healthcare/pharmaceutical, and government. Through its traditional call center offerings and powerful e-business platform, ChannelCare, TeleSpectrum has the capability to manage the multiple channels of customer contact: phone, web, e-mail and fax. The Company presently operates approximately 6,000 workstations in 30 call centers, and employs approximately 11,000 people in the United States, Canada and United Kingdom. To learn more about TeleSpectrum and its capabilities, please reference the Company's web site at www.telespectrum.com.


                                  (continued)

TELESPECTRUM WORLDWIDE INC. / PAGE 3


FORWARD-LOOKING STATEMENTS

Many statements contained herein regarding TeleSpectrum Worldwide's financial performance are forward-looking statements that involve substantial risk and uncertainty. These statements include: we have a full book of business projected for May and June. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There are many factors that could effect these future looking statements, including future changes and developments that adversely affect Internet commerce and communications, TeleSpectrum's ability to obtain sufficient capital and hire and retain effective management for the e-Satisfy and ChannelCare businesses, and other factors discussed in TeleSpectrum's SEC filings.


                          - FINANCIAL TABLES FOLLOW -